Exhibit 99.1

November 10, 2015

Dicerna Announces Third Quarter 2015 Financial and Operational Results

-Management to Host Conference Call Today at 4:30 pm ET-

CAMBRIDGE, Mass. – (BUSINESS WIRE) – Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leader in the development of RNA interference-based investigational therapeutics targeting rare inherited diseases involving the liver and for cancers that are genetically defined, today announced financial and operational results for the quarter ended September 30, 2015.

“We continue to advance our pipeline of rare disease and oncology development programs. During the third quarter we presented new preclinical data showing advances in delivery potency with DsiRNA-EX Conjugates that we believe puts us at the cutting edge of RNAi delivery to the liver,” stated Douglas M. Fambrough, Ph.D., Dicerna’s chief executive officer. “Looking ahead, we continue to dose escalate in our phase 1 solid tumor trials with DCR-MYC and will provide an update by the end of 2015, and anticipate initiation of a Phase 1 trial of DCR-PH1 in the near future with data to begin to emerge in the first half of 2016.”

Technology Update

Subcutaneous delivery to the liver with DsiRNA-EX Conjugates: DsiRNA-EX Conjugate technology is a proprietary delivery platform that is designed to enable convenient subcutaneous delivery for Dicerna’s emerging pipeline of liver-targeted RNAi investigational therapies. These conjugates do not involve lipid nanoparticles and are built on the DsiRNA-EX platform, using an extension to one end of the double-stranded DsiRNA molecule. These extensions are unique to Dicerna technology, enabling a differentiated and independent approach to subcutaneous delivery of RNAi-inducing therapeutics.

•	In May 2015, Dicerna advanced the conjugate platform by extending its observation of potent, durable knockdown of gene expression with DsiRNA-EX Conjugates from mouse models to non-human primates. These data in non-human primates were presented at the 17th Annual TIDES: Oligonucleotide and Peptide Therapeutics from Research through Commercialization conference.

•	In September 2015, Dicerna further advanced the conjugate platform by showing that a single dose of DsiRNA-EX Conjugates significantly below 1 mg/kg can reduce liver gene expression by 50% in mice, and a single dose of 5 mg/kg can yield greater than or equal to 95% reduction in gene expression.

•	To date, we have demonstrated in vivo gene silencing activity with DsiRNA-EX Conjugate molecules against more than ten liver disease gene targets. We are driving toward selection of our first DsiRNA-EX Conjugate clinical candidate, in order to advance a program into clinical development in 2017.

Rare Disease Program Update

DCR-PH1: DCR-PH1 is a DsiRNA-EX-based therapeutic candidate for Primary Hyperoxaluria Type 1 (PH1), a severe, rare genetic disease of liver metabolism that often results in life-threatening damage to the kidneys. In a genetic mouse model of PH1, DCR-PH1 knocked down the activity of the HAO1 gene transcript that encodes for the enzyme glycolate oxidase, thereby significantly reducing the production of oxalate, the key disease pathology of PH1. Similar results, if obtained in PH1 patients, may have significant clinical benefit. In non-human primate studies, a single dose of DCR-PH1 can lead to an average of 84% knockdown of the HAO1 gene transcript with up to 93% knockdown observed.

•	In August 2015 Dicerna announced that the U.S. Food and Drug Administration (FDA) and the European Medicines Agency have granted Orphan Drug Designation to DCR-PH1 for the treatment of PH1.

•	In August 2015 Dicerna submitted an investigational new drug application to the FDA for DCR-PH1, which has been accepted.

•	Dicerna continues to advance the DCR-PH1 program per our internal timeline. We continue to expect initial data from the Phase 1 trial to emerge in the first half of 2016.

Oncology Program Update

DCR-MYC: DCR-MYC is a potent and specific inhibitor of MYC, an oncogene frequently amplified or overexpressed in a wide variety of cancer tumor types, including hepatocellular carcinoma (HCC). DCR-MYC is a DsiRNA-based therapeutic formulated in Dicerna’s EnCore lipid nanoparticle for delivery to solid tumors. The MYC oncogene encodes a small intracellular protein that lacks a good binding site, which makes it a challenging target for traditional pharmaceutical approaches that seek to use small molecules or monoclonal antibodies to inhibit protein activity. Dicerna’s RNAi-based approach, which targets gene transcripts before they are translated into proteins, seeks to avoid these difficulties. This novel approach has yielded encouraging results in pre-clinical studies, where DCR-MYC knocked down MYC transcript activity and significantly reduced tumor volume in multiple mouse tumor models, including models of HCC.

Phase 1 DCR-MYC Trials in Solid Tumors and Hepatocellular Carcinoma (HCC)

•	In June 2015 Dicerna presented data from its ongoing Phase 1 dose-escalating clinical study of DCR-MYC in patients with solid tumors, multiple myeloma, or lymphoma showing early signs of clinical anti-tumor activity in two patients with advanced, treatment refractory pancreatic neuroendocrine tumors (PNET). Based on these interim study findings, Dicerna announced in May 2015 an expansion of the ongoing DCR-MYC Phase 1 trial to include a cohort of patients with PNET at the maximum tolerated dose. Thus far DCR-MYC has demonstrated safety with a dose of 1 mg/kg, and continues with dose escalation.

•	In December 2014, Dicerna initiated a Phase 1b/2 clinical trial of DCR-MYC in patients with advanced HCC. The first patient in this trial was dosed in January 2015. This trial has proceeded through multiple dose escalation cohorts and continues with dose escalation.

•	Dicerna will provide an update on both trials prior to the end of 2015.

Financial Results

•	Cash Position - As of September 30, 2015, the Company had $108.0 million in cash and cash equivalents and held-to-maturity investments as compared to $98.6 million in cash and cash equivalents and held-to-maturity investments as of December 31, 2014. In addition, the Company had $1.1 million of restricted cash at September 30, 2015, which reflects collateral securing its lease obligations. In May 2015, Dicerna completed an offering of common stock resulting in net proceeds to the Company of approximately $45.4 million.

•	R&D Expenses - Research and development expenses for the third quarter were $12.1 million, compared to $7.5 million for the same period in 2014. The increase was due primarily to increased expenses related to the discovery and early development of future programs, increased expenses related to pre-clinical and clinical startup activities for DCR-PH1, the initiation of clinical trials related to DCR-MYC, and increased employee-related expenses, including an increase in stock-based compensation of $0.2 million.

•	G&A Expenses - General and administrative expenses for the third quarter were $4.9 million, compared to $3.7 million for the same period in 2014. The increase was primarily from an increase in payroll related expenses, which includes an increase in stock-based compensation of $0.7 million, and legal costs incurred related to the Alnylam complaint.

•	Net Loss Attributable to Common Stockholders - Net loss attributable to common stockholders for the third quarter was $16.9 million, compared to net loss attributable to common stockholders of $11.2 million for the same period in 2014.

More detailed financial information and analysis may be found in the Company’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission (SEC) on November 10, 2015.

Guidance

Based on our current cash position and operating plan, the Company expects that it has sufficient cash to fund operations for at least the next twelve months. This estimate assumes no additional funding from new partnership agreements or debt or equity financing events.

Conference Call

Management will conduct a conference call at 4:30 p.m. ET today to review the Company’s second quarter 2015 financial results. The call can be accessed by dialing (855) 453-3834 or (484) 756-4306 (international), and referencing conference ID 60966533. The conference call will also be webcast live over the Internet and can be accessed on the “Events & Presentations” page under the “Investors & Media” section of the Dicerna Pharmaceuticals website, www.dicerna.com, prior to the event. A replay of the call will be available beginning at 7:30 p.m. ET on November 10, 2015. To access the replay, please dial 855-859-2056 or 404-537-3406, and refer to conference ID 60966533. The webcast will also be archived on the Company’s website.

About Dicerna Pharmaceuticals, Inc.

Dicerna is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver and for cancers that are genetically defined. The Company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline of investigational treatments in these therapeutic areas. In both rare diseases and oncology, Dicerna is pursuing targets that have historically been difficult to inhibit using conventional approaches, but where connections between targets and diseases are well understood and documented. The Company intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners. For more information, please visit www.dicerna.com.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements, including, for example, our expected timeline of development and licensing plans. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those relating to our clinical and preclinical research and other risks identified under the heading “Risk Factors” included in our most recent Form 10-Q filing and in other future filings with the SEC. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Dicerna Pharmaceuticals, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands)

	September 30,	December 31,
	2015	2014
Cash and cash equivalents	$52,943	$26,067
Held-to-maturity investments	$55,086	$72,556
Total assets	$113,641	$103,605
Total liabilities	$9,361	$5,265
Total stockholders’ equity	$104,280	$98,340

Dicerna Pharmaceuticals, Inc.

Consolidated Statements of Operations (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended Sept 30,		For the Nine Months Ended Sept 30,
	2015	2014	2015	2014

Revenues	$—	$—	$184	$—

Operating expenses:
Research and development	12,142	7,489	32,708	19,546
General and administrative	4,857	3,725	14,822	10,938

Total operating expenses	16,999	11,214	47,530	30,484

Loss from operations	(16,999)	(11,214)	(47,346)	(30,484)

Preferred stock warrant remeasurement	—	—	—	(2,559)
Other income (expense), net	55	21	142	(306)

Net loss	$(16,944)	$(11,193)	$(47,204)	$(33,349)

Less: Accretion and dividends on redeemable convertible preferred stock	—	—	—	204

Net loss attributable to common stockholders	(16,944)	(11,193)	(47,204)	(33,553)

Net loss per share allocable to common stockholders - basic and diluted	$(0.82)	$(0.63)	$(2.47)	$(2.17)

Weighted average shares outstanding - basic and diluted	20,592,840	17,706,645	19,097,230	15,438,699

Dicerna Pharmaceuticals, Inc. and Subsidiary

GAAP to Non-GAAP Reconciliation: Net Loss and Net Loss Per Share

(unaudited, in thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended Sept 30,		Ended Sept 30,
	2015	2014	2015	2014
NET LOSS PER SHARE
GAAP net loss per share attributable to common stockholders - basic and diluted	$(0.82)	$(0.63)	$(2.47)	$(2.17)

Adjustments to net loss (as detailed below)	0.11	0.12	0.38	0.61

Non-GAAP loss per share - basic and diluted	$(0.71)	$(0.51)	$(2.09)	$(1.56)

An itemized reconciliation between net loss on a GAAP basis and net loss on a non-GAAP basis is as follows:

GAAP net loss per share attributable to common stockholders	$(16,944)	$(11,193)	$(47,204)	$(33,553)

Adjustments:
Accretion and dividends on redeemable convertible preferred stock	—	—	—	204
Preferred stock warrant remeasurement	—	—	—	2,559
Milestone Payment on License Agreement	—	500	—	500
R&D: Stock-based compensation	871	726	3,038	3,338
G&A: Stock-based compensation	1,522	881	4,336	2,886

Non-GAAP net loss	$(14,551)	$(9,086)	$(39,830)	$(24,066)

Weighted Average Shares Outstanding - basic and diluted	20,592,840	17,706,645	19,097,230	15,438,699

Numbers may not foot due to rounding

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs.

These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net loss and net loss per share.

Our “Non-GAAP net loss” and “Non-GAAP net loss per share - basic and diluted” financial measures exclude the following items from GAAP net loss and net loss per share:

1. Stock-based compensation expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the accounting impact of share-based payments, for both employees and non-employees, better reflects the recurring economic characteristics of our business.

Share-based payments to non-employees are measured at each reporting date and recognized as services are rendered or vesting occurs.

2. Warrant remeasurement in accordance with accounting standards for derivative instruments.

We believe that excluding preferred stock warrant remeasurement better reflects the recurring economics of our business. Upon our IPO, the warrants were reclassified to additional paid-in-capital and are no longer marked to market.

3) Milestone Payment on License Agreement.

We believe that excluding the payment to Arbutus for the license to their LNP delivery technology for use in our PH1 development program better reflects the recurring nature of our business. Based on our current drug development program and recent advances in our technology platform, we do not expect to enter into similar licensing arrangements.

4. Other items.

We evaluate other items on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.

Investor Contact:

Westwicke Partners

Peter Vozzo, 443-213-0505

peter.vozzo@westwicke.com

Media Contact:

SmithSolve

Alex Van Rees, 973-442-1555 ext. 111

alex.vanrees@smithsolve.com

Source: Dicerna Pharmaceuticals, Inc.